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                                                                     EXHIBIT 5.1



                               November 19, 1996



Scopus Technology, Inc.
1900 Powell Street, Suite 700
Emeryville, California 94608

     RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 and Form S-3 to be filed by you with the Securities and Exchange Commission on or about November 19, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 500,000 shares (the "New Shares") of your Common Stock issuable under your 1991 Stock Option Plan and 30,000 previously issued shares (the "Issued Shares") of your Common Stock. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

     It is our opinion that the Issued Shares have been, and upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the New Shares pursuant to the Registration Statement and the Plan, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required the New Shares will be, legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation